Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665
and 333-290665-01

(To Prospectus dated December 8, 2025, Prospectus Supplement dated December 8, 2025 and
Product Supplement EQUITY MLI-1

dated December 8, 2025)

1,000,000 Units $10 principal amount per unit CUSIP No. 09712D200	Strike Date Pricing Date Settlement Date Maturity Date	November 5, 2026 November 6, 2026 November 16, 2026 November 13, 2028

BofA Finance LLC

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Automatically callable if the closing level of the Worst-Performing Market Measure, which will be one of the S&P 500® Index and Russell 2000® Index (each an “Index” and collectively the “Indices”) on any Call Observation Date, occurring annually beginning approximately twelve months after the pricing date, is at or above its applicable Call Value (the Call Value steps down from 100% to 70% of the Starting Value of the Worst-Performing Market Measure on the final Call Observation Date; see page TS-2). If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Payment (each of which represents an approximate return of 10.55% per annum), and no further amounts will be payable on the notes

■In the event of an automatic call, the amount payable per unit will be:

■$11.055 if called on the first Call Observation Date

■$12.11 if called on the final Call Observation Date

■If not called on the first Call Observation Date, a maturity of approximately two years

■If not called on any of the Call Observation Dates, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with up to 100.00% of the principal amount at risk

■The Starting Value of each Index was determined on November 5, 2026 (the “Strike Date”). The Starting Value of each Index is lower than the closing level of such Index on the pricing date.

■The notes are not linked to a basket composed of the Indices. Any depreciation in the level of one Index will not be offset by any appreciation in the level of any other Index.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.901 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.000	$10,000,000
Underwriting discount	$0.025	$25,000
Proceeds, before expenses, to BofA Finance	$ 9.975	$9,975,000

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November 6, 2026

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Summary

The Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure (as described below) on any Call Observation Date is equal to or greater than its applicable Call Value. If your notes are called, you will receive the applicable Call Payment on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity you will lose a portion, or possibly all, of the principal amount depending on the performance of the Worst-Performing Market Measure. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not called on the first Call Observation Date
Market Measure:	The Worst-Performing of the S&P 500® Index (Bloomberg symbol: “SPX”) and the Russell 2000® Index (Bloomberg symbol: “RTY”), each a price return index.
Worst-Performing Market Measure:

The Index with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:

With respect to each Index on the first Call Observation Date:

With respect to each Index on the Final Calculation Day (which will also be the final Call Observation Date):

Call Value:

With respect to the first Call Observation Date:

SPX: 7,353.73 (100% of the Starting Value)

RTY: 2,729.887 (100% of the Starting Value)

With respect to the final Call Observation Date:

SPX: 5,147.61 (70% of the Starting Value, rounded to two decimal places)

RTY: 1,910.921 (70% of the Starting Value, rounded to three decimal places)

Call Payments (per Unit):	$11.055 if called on the first Call Observation Date; and $12.11 if called on the final Call Observation Date.
Call Premiums (per Unit):

$1.055, representing a Call Premium of 10.55% of the principal amount, if called on the first Call Observation Date; and

$2.11, representing a Call Premium of 21.10% of the principal amount, if called on the final Call Observation Date.

Starting Value:

SPX: 7,353.73

RTY: 2,729.887

The Starting Value of each Index is the closing level of such Index on the Strike Date. The Starting Value of each Index is lower than the closing level of such Index on the pricing date.

Ending Value:	With respect to each Index, the Observation Value on the final Call Observation Date.
Observation Value:	With respect to each Index, the closing level of the Index on the relevant Call Observation Date.
Call Observation Dates:	November 15, 2027 and November 6, 2028 (the final Call Observation Date), which occur annually beginning approximately one year after the pricing date.
Stepdown Snowball Autocallable Notes	TS-2	TS-2

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

The scheduled Call Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.
Final Calculation Day / Maturity Valuation Period:

November 6, 2028 (which is also the final Call Observation Date) which is the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described on page PS-25 of the accompanying product supplement.

Call Payment Dates:

Approximately the fifth business day following the applicable Call Observation Date, subject to postponement as described on page PS-25 of the accompanying product supplement; provided however, that the Call Payment Date related to the final Call Observation Date will be the maturity date.

Fees and Charges:	The underwriting discount of $0.025 per unit listed on the cover page.
Events of Default:

Events of Default are defined in the senior indenture relating to the notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus. If such an event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the payment described under the caption “Description of the Notes—Automatic Call” or the payment described under the caption “—Payment at Maturity,” as applicable, in each case, determined as if the notes matured on the date of acceleration and as if the final Call Observation Date were the fifth Market Measure Business Day prior to the date of acceleration. The calculation agent shall pro-rate the applicable Call Premium and Call Payment according to the period of time elapsed between the settlement date of the notes and the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Stepdown Snowball Autocallable Notes	TS-3	TS-3

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Payment Determination

Automatic Call Provision:

The notes will be called on that Call Observation Date and you will receive per unit the applicable Call Payment, which is equal to:

$10 + the applicable Call Premium

Is the Observation Value of the Worst—Performing Market Measure on any Call Observation Date equal to or greater than its applicable Call Value?

Yes

The notes will not be called. See “Redemption Amount Determination” below.

No

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

You will lose a portion, or possibly all, of the principal amount if the notes are not called.

Stepdown Snowball Autocallable Notes	TS-4	TS-4

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY MLI-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.

■You anticipate that the Observation Value of the Worst-Performing Market Measure on at least one of the Call Observation Dates will be equal to or greater than its applicable Call Value and, in that case, you accept an early exit from your investment.

■You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Worst-Performing Market Measure is significantly greater than such return.

■You are willing to lose a portion, or possibly all, of the principal amount if the notes are not called.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning the stocks included in each Index.

■You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Index.

■You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its applicable Call Value on each Call Observation Date.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the stocks included in any Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Stepdown Snowball Autocallable Notes	TS-5	TS-5

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Examples of Hypothetical Payments

The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Values, Call Values and Observation Values of each Index (in particular, of the Worst-Performing Market Measure), whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)a Starting Value of 100.00 for the Worst-Performing Market Measure;

2)a Call Value of 100.00 for the first Call Observation Date for the Worst-Performing Market Measure;

3)a Call Value of 70.00 for the final Call Observation Date for the Worst-Performing Market Measure;

4)an expected term of the notes of approximately two years, if the notes are not called on the first Call Observation Date;

5)the Call Premium of 10.55% of the principal amount if the notes are called on the first Call Observation Date; and 21.10% if called on the final Call Observation Date; and

6)the Call Observation Dates occurring annually beginning approximately twelve months after the pricing date.

The hypothetical Starting Value of 100.00 for the Worst-Performing Market Measure used in these examples has been chosen for illustrative purposes only. The actual Starting Value for each Index is set forth on page TS-2 above. For recent actual levels of the Indices, see “The Indices” section below. Each Index is a price return index and as such the levels of each Index will not include any income generated by dividends paid on the stocks included in such Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Notes Are Called on a Call Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Value of the Worst-Performing Market Measure on one of the Call Observation Dates is equal to or greater than its applicable Call Value. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Value of the Worst-Performing Market Measure on the first Call Observation Date is 120.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.055 = $11.055 per unit.

Example 2 - The Observation Value of the Worst-Performing Market Measure on the first Call Observation Date is below its applicable Call Value, but the Observation Value of the Worst-Performing Market Measure on the second and final Call Observation Date is 80.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.11 = $12.11 per unit.

Notes Are Not Called on Any Call Observation Date

Example 3 - The notes are not called on any Call Observation Date. The Redemption Amount will be less than the principal amount and could be zero. For example, if the Ending Value of the Worst-Performing Market Measure is 50.00, the Redemption Amount per unit will be:

Stepdown Snowball Autocallable Notes	TS-6	TS-6

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Summary of the Hypothetical Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Starting Value of the Worst-Performing Market Measure	100.00	100.00	100.00
Call Value of the Worst-Performing Market Measure on first Call Observation Date	100.00	100.00	100.00
Call Value of the Worst-Performing Market Measure on final Call Observation Date	70.00	70.00	70.00
Observation Value of the Worst-Performing Market Measure on the first Call Observation Date	120.00	70.00	80.00
Observation Value of the Worst-Performing Market Measure on the final Call Observation Date	N/A	80.00	50.00
Return of the Worst-Performing Market Measure	20.00%	-20.00%	-50.00%
Return of the Notes	10.55%	21.10%	-50.00%
Call Payment / Redemption Amount per Unit	$11.055	$12.11	$5.000

Stepdown Snowball Autocallable Notes	TS-7	TS-7

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called, you will lose a portion, or possibly all, of the principal amount.

■Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in any Index. If, on a Call Observation Date, the Observation Value of the Worst-Performing Market Measure is greater than or equal to its applicable Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Worst-Performing Market Measure.

■Payments on the notes will not reflect changes in the value of the Indices other than on the Call Observation Dates. As a result, even if the levels of the Indices increase during the term of the notes, you will not receive any Call Payment if the Observation Value of the Worst-Performing Market Measure on each Call Observation Date is less than its applicable Call Value. Similarly, if the notes are not called, you will receive a Redemption Amount that is less than the principal amount, even if the level of the Worst-Performing Market Measure was greater than its Starting Value prior to the Final Calculation Day.

■If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive any higher Call Premium that otherwise might have been payable on a later date.

■The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Call Value as of any Call Observation Date, even if the level of the other Index is above its Call Value as of those days.

■You will not benefit in any way from the performance of the better performing Index.

■Because the notes are linked to two indices, as opposed to only one, it is more likely that the notes will not be called on a Call Observation Date, and consequently it is more likely that you will not receive a positive return on the notes and will lose some or a significant portion of your investment.

■You will be subject to risks relating to the relationship between the Indices. The less correlated the Indices, the more likely it is that the Observation Value of one of the Indices will be below its applicable Call Value as of each Call Observation Date.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the levels of the Indices, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

Stepdown Snowball Autocallable Notes	TS-8	TS-8

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Indices, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Indices) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■An Index sponsor may adjust its applicable Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the securities represented by the Indices, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Indices, except to the extent that BAC’s common stock is included in any Index, we, BAC and our other affiliates do not control any company included in any Index, and have not verified any disclosure made by any other company.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Stepdown Snowball Autocallable Notes	TS-9	TS-9

Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

The Indices

All disclosures contained in this term sheet regarding each Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, the sponsor of the SPX, and FTSE Russell the sponsor of the RTY (collectively, the “Index sponsors”). The Index sponsors, which license the copyright and all other rights to its applicable Index, have no obligation to continue to publish, and may discontinue publication of, its applicable Index. The consequences of any Index sponsor discontinuing publication of the applicable Index are discussed in the section of the accompanying product supplement beginning on page PS-40 entitled “Description of the Notes—Discontinuance of an Index.”  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Index or any successor index.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

The following graph shows the daily historical performance of the SPX in the period from January 1, 2016 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the closing level of the SPX was 7,353.73.

Historical Performance of the SPX

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SPX.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

by our affiliate, MLPF&S. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, BAC, MLPF&S, BofAS or the notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in April or October to be eligible for inclusion during reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of April or October, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. Initial public offerings (“IPOs”) are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. Fully guaranteed IPOs with an investable market capitalization, determined based on the shares offered in the IPO and the price at market close on the first trading day, of greater than the market adjusted total market capitalization breakpoint for the Russell Top 500 as of the previous reconstitution may be eligible for fast entry inclusion. Eligible fast entry IPOs will be added after the close of the fifth day of trading following the initial listing, provided that fast entry IPOs with an effective addition date that would fall within lock-down period will be implemented in conjunction with the scheduled rebalance. If an existing stock does not trade on the “rank day” (typically the last business day in April and October but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in April or October for those securities being considered at reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in April or October.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. IPOs eligible for fast entry may be added with less than 5% free float if locked-up shares expiring within 12 months from the date of index inclusion are expected to increase the float to meet the 5% requirement. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Reconstitution is a process by which the RTY is completely rebuilt. Reconstitution occurs on the fourth Friday in June and the second Friday in December. A full calendar for reconstitution is published each spring, with such reconstitution schedule governed by FTSE Russell guidelines. The rank day occurs on the last business day of April for the June reconstitution and the last business day of October for the December reconstitution. During the June reconstitution, free float is fully reviewed, determined and applied, while during the December reconstitution, free float is updated only for material changes, in each case based on the closing levels of the index stocks on their primary exchange as of the applicable rank day. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

The following graph shows the daily historical performance of the RTY in the period from January 1, 2016 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the closing level of the RTY was 2,729.887.

Historical Performance of the RTY

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the RTY.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the notes.

FTSE Russell and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance or a segment of the same. FTSE Russell’s publication of the Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Index is based. FTSE Russell’s only relationship to MLPF&S and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the Index, which is determined, composed, and calculated by FTSE Russell without regard to MLPF&S, BofAS, us, or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Index. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, BOFAS, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Indices. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Worst-Performing Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-7 and PS-10, respectively, and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

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Stepdown Snowball Autocallable Notes Linked to the Worst-Performing of the S&P 500® Index and the Russell 2000® Index, due November 13, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Indices.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

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